CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
October 26, 2010

Ampco-Pittsburgh Quarterly Earnings.

Ampco-Pittsburgh Corporation (NYSE: AP) announced sales for the three and nine months ended September 30, 2010 of $79,537,000 and $244,721,000, respectively, in comparison to $71,961,000 and $232,695,000 for the three and nine months ended September 30, 2009. Net income approximated $7,524,000 or $0.73 per share and $25,109,000 or $2.45 per share for the quarter and year-to-date 2010. Net income for the same periods of 2009 was $8,715,000 or $0.85 per share and $23,827,000 or $2.34 per share. Income from operations equaled $10,697,000 and $37,126,000 for the three and nine months ended September 30, 2010, respectively, compared to $12,713,000 and $39,009,000 for the same periods in 2009.

The improvement in quarterly and year-to-date sales for the Corporation is attributable to an increase in shipments for the Forged and Cast Rolls group, particularly to its international customers. Operating income for this segment also was better. Sales and operating income for the Air and Liquid Processing group, however, were lower due to the stagnant construction market and weak energy sector. Accordingly, operating income of the Corporation decreased when compared to the same periods of the prior year. Although net income for the quarter is less than last year, year-to-date net income for 2010 exceeds that of 2009 due to foreign exchange gains in the current year versus foreign exchange losses in the prior year as well as a more favorable effective income tax rate.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

	2010	2009	2010	2009

Sales	$79,537,000	$71,961,000	$244,721,000	$232,695,000

Income from operations	10,697,000	12,713,000	37,126,000	39,009,000
Other income (expense) – net	950,000	1,378,000	873,000	(935,000)

Income before income taxes	11,647,000	14,091,000	37,999,000	38,074,000
Income tax expense	(3,946,000)	(5,376,000)	(12,594,000)	(14,247,000)
Equity loss in Chinese joint venture	(177,000)	-	(296,000)	-

Net income	$7,524,000	$8,715,000	$25,109,000	$23,827,000

Earnings per common share:
Basic	$0.73	$0.85	$2.45	$2.34
Diluted	$0.73	$0.85	$2.44	$2.34

Weighted-average number of
common shares outstanding:
Basic	10,246,827	10,204,997	10,246,621	10,189,008
Diluted	10,290,669	10,205,633	10,281,510	10,193,350